Exhibit 5.2

[Letterhead of Skadden, Arps, Slate, Meagher & Flom LLP]

May 14, 2019

Intercept Pharmaceuticals, Inc.

10 Hudson Yards, 37th Floor
New York, New York 10001

Re:	Intercept Pharmaceuticals, Inc. – Offering of 2.00% Convertible Senior Notes due 2026

Ladies and Gentlemen:

We have acted as special counsel to Intercept Pharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with the public offering by the Company of $200,000,000 aggregate principal amount of the Company’s 2.00% Convertible Senior Notes due 2026 (the “Initial Notes”), and up to an additional $30,000,000 aggregate principal amount of 2.00% Convertible Senior Notes due 2026 (the "Option Notes," and together with the Initial Notes, the "Securities") pursuant to the option granted to the Underwriters (as defined below) pursuant to the Underwriting Agreement (as defined below), in each case to be issued under the Indenture, dated as of July 6, 2016 (the “Base Indenture”), between the Company and U.S. Bank National Association, as trustee (in such capacity, the “Trustee”), as supplemented by a supplemental indenture dated as of May 14, 2019 (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), between the Company and the Trustee.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”).

In rendering the opinions stated herein, we have examined and relied upon the following:

(a)        the registration statement on Form S-3ASR (File No. 333-217861) of the Company relating to Common Stock and other securities of the Company, filed with the Securities and Exchange Commission (the “Commission”) on May 10, 2017 under the Securities Act, allowing for delayed offerings pursuant to Rule 415 of the General Rules and Regulations under the Securities Act (the “Rules and Regulations”), including the information deemed to be a part of the registration statement pursuant to Rule 430B of the Rules and Regulations (such registration statement being hereinafter referred to as the “Registration Statement”);

(b)       the prospectus, dated May 10, 2017 (the “Base Prospectus”), which forms a part of and is included in the Registration Statement;

(c)       the preliminary prospectus supplement, dated May 8, 2019 (together with the Base Prospectus, the “Preliminary Prospectus”), relating to the offering of the Securities in the form filed by the Company with the Commission pursuant to Rule 424(b) of the Rules and Regulations;

Intercept Pharmaceuticals, Inc.

May 14, 2019

(d)       the prospectus supplement, dated May 9, 2019 (together with the Base Prospectus, the “Prospectus”), relating to the offering of the Securities in the form filed by the Company with the Commission pursuant to Rule 424(b) of the Rules and Regulations;

(e)       the pricing term sheet, dated May 9, 2019, in the form filed with the Commission pursuant to Rule 433 of the Rules and Regulations;

(f)       an executed copy of the Underwriting Agreement (the “Underwriting Agreement”), dated May 9, 2019, between the Company and Goldman Sachs & Co. LLC, Credit Suisse Securities (USA) and Jefferies LLC, as representatives of the several underwriters named therein (the “Underwriters”), relating to the sale by the Company to the Underwriters of the Securities;

(g)       an executed copy of the Base Indenture;

(h)       an executed copy of the Supplemental Indenture;

(i)       the global certificate evidencing the Securities registered in the name of Cede & Co. (the “Securities Certificate”), delivered by the Company to the Trustee for authentication and delivery;

(j)       an executed copy of a certificate of Ryan T. Sullivan, General Counsel and Secretary of the Company, dated the date hereof (the “Secretary’s Certificate”);

(k)       a copy of the Company’s Restated Certificate of Incorporation, certified by the Secretary of State of the State of Delaware as of May 8, 2019 (the "Certificate of Incorporation"), and certified pursuant to the Secretary’s Certificate;

(l)       a copy of the Company’s Bylaws (the "Bylaws"), as amended and in effect as of the date hereof, certified pursuant to the Secretary’s Certificate; and

(m)       copies of certain resolutions of the Board of Directors of the Company, adopted on February 2, 2017, February 17, 2019 and May 1, 2019, and certain resolutions of the Finance Committee thereof, adopted on May 8, 2019 and May 9, 2019, certified pursuant to the Secretary’s Certificate.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinion stated below.

Intercept Pharmaceuticals, Inc.

May 14, 2019

In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. As to any facts relevant to the opinions stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials, including those in the Secretary’s Certificate and the factual representations and warranties set forth in the Underwriting Agreement.

We do not express any opinion with respect to the laws of any jurisdiction other than (i) the laws of the State of New York and (ii) the General Corporation Law of the State of Delaware (the “DGCL”) (all of the foregoing being referred to as “Opined on Law”). As used herein: “Transaction Documents” mean the Underwriting Agreement, the Securities Certificate and the Indenture.

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that the Securities Certificate has been duly authorized by all requisite corporate action on the part of the Company and duly executed by the Company under the DGCL, and when duly authenticated by the Trustee and issued and delivered by the Company against payment therefor in accordance with the terms of the Underwriting Agreement and the Indenture, the Securities Certificate will constitute the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms under the laws of the State of New York.

The opinions stated herein are subject to the following qualifications:

(a)       we do not express any opinion with respect to the effect on the opinions stated herein of any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, preference and other similar laws affecting creditors' rights generally, and the opinions stated herein are limited by such laws and by general principles of equity (regardless of whether enforcement is sought in equity or at law);

(b)       we do not express any opinion with respect to any law, rule or regulation that is applicable to any party to any of the Transaction Documents or the transactions contemplated thereby solely because such law, rule or regulation is part of a regulatory regime applicable to any such party or any of its affiliates as a result of the specific assets or business operations of such party or such affiliates;

(c)       except to the extent expressly stated in the opinions contained herein, we have assumed that each of the Transaction Documents constitutes the valid and binding obligation of each party to such Transaction Documents, enforceable against such party in accordance with its terms;

(d)       we do not express any opinion with respect to the enforceability of any provision contained in any Transaction Document relating to any indemnification, contribution, non-reliance, exculpation, release, limitation or exclusion of remedies, waiver or other provisions having similar effect that may be contrary to public policy or violative of federal or state securities laws, rules or regulations, or to the extent any such provision purports to, or has the effect of, waiving or altering any statute of limitations;

Intercept Pharmaceuticals, Inc.

May 14, 2019

(e)       to the extent that any opinion relates to the enforceability of the choice of New York law and choice of New York forum provisions contained in any Transaction Document, the opinions stated herein are subject to the qualification that such enforceability may be subject to, in each case, (i) the exceptions and limitations in New York General Obligations Law sections 5-1401 and 5-1402 and (ii) principles of comity or constitutionality; and

(f)       subsequent to the effectiveness of the Base Indenture and immediately prior to the effectiveness of the Supplemental Indenture, the Base Indenture has not been amended, restated, supplemented or otherwise modified in any way that affects or relates to the Securities.

In addition, in rendering the foregoing opinions we have assumed that, at all applicable times:

(a)       except to the extent expressly stated in the opinions contained herein with respect to the Company, neither the execution and delivery by the Company of the Transaction Documents nor the performance by the Company of its obligations under each of the Transaction Documents (i) constitutes or will constitute a violation of, or a default under, any lease, indenture, instrument or other agreement to which the Company or its property is subject (except that we do not make the assumption set forth in this clause (i) with respect to the Certificate of Incorporation, the Bylaws or those agreements or instruments expressed to be governed by the laws of the State of New York or Delaware which are listed in Part II of the Registration Statement or the Company’s Annual Report on Form 10-K), (ii) contravenes or will contravene any order or decree of any governmental authority to which the Company or its property is subject, or (iii) violated or will violate any law, rule or regulation to which the Company or its property is subject (except that we do not make the assumption set forth in this clause (iii) with respect to the Opined on Law); and

(b)       except to the extent expressly stated in the opinions contained herein with respect to the Company, neither the execution and delivery by the Company of the Transaction Documents nor the performance by the Company of its obligations thereunder, including the issuance and sale of the Securities, required or will require the consent, approval, licensing or authorization of, or any filing, recording or registration with, any governmental authority under any law, rule or regulation of any jurisdiction.

We hereby consent to the reference to our firm under the heading “Legal Matters” in the Preliminary Prospectus and the Prospectus. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations. We also hereby consent to the filing of this opinion with the Commission as an exhibit to the Company’s Current Report on Form 8-K being filed on the date hereof and incorporated by reference into the Registration Statement. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP

RJD